KPMG LLP
Suite 1400
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San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-291301 and 333-290240) on Form S-8 of our report dated March 13, 2026, with respect to the consolidated financial statements of Figure Technology Solutions, Inc..

/s/ KPMG LLP

San Francisco, California
March 13, 2026